Exhibit 3.51

ARTICLES OF ORGANIZATION

OF

WASATCH ORTHOTICS & PEDORTHICS, LLC

We, the undersigned persons, do hereby adopt the following Articles of Organization for the purpose of forming a Utah Limited Liability Company.

Article I - Name

The name of the limited liability company is to be Wasatch Orthotics & Pedorthics, LLC.

Article II - Duration

The company shall continue for a term of fifty (50) years. At the end of said term, the Company shall wind up its affairs unless (1) the term set forth is extended by mutual agreement of all Members and (2) the Articles of Organization are amended to reflect the extended term of the Company as required by Utah law.

Article III - Purpose

The Company is organized to perform any and all lawful acts pertaining to the management of any lawful business as well as to engage in and to do any lawful act concerning any and all lawful business for which a Limited Liability Company may be organized under the Utah Limited Liability Company Act and any amendments thereto.

Article IV - Registered Agent

The Company shall continuously maintain an agent in the State of Utah for service of process who is an individual residing in said state. The name and address of the initial registered agent shall be V. Michael Epperson, 470 E. 3900 S. #102, Salt Lake City, Utah 84107.

ACCEPTANCE OF APPOINTMENT:

/s/ V. Michael Epperson
V. Michael Epperson

The Director of the Division of Corporation and Commercial Code of the Department of Commerce for the State of Utah is appointed the registered agent of the Company for the service of process if the registered agent has resigned, the registered agent’s authority has been revoked, or the registered agent cannot be found or served with the exercise of reasonable diligence.

Article V - Members

The names and street addresses of Members who shall constitute the initial Members of the Company are as follows:

Lori Epperson	V. Michael Epperson
1151 N. 75 E.	1151 N. 75 E.
Centerville, Utah 84014	Centerville, Utah 84014

Article VI - Management

The Company shall have Centralization of Management. The Company is to be managed by a sole General Manager until the first annual meeting of the Members which shall be held within sixty (60) days of filing of the Articles of Organization with the Division of Corporations, at which time the Members shall elect and appoint a Manager. Until that time V. Michael Epperson, 1151 N. 75 E., Centerville, Utah 84014, shall be the General Manager. The term of the elected Manager shall be for one (1) year, at which time the Members shall conduct an election to either continue the term of the Manager or elect and appoint a new Manager.

Article VII - Records

The Company shall keep at its principle place of business all records required to be maintained by the Company pursuant to Section 48-2b-119 of the Utah Code Annotated, which records include, but are not limited to the following:

VII.1

A current list, in alphabetical order, of the names and current business street address of each Member.

VII.2

A copy of the stamped Articles of Organization and all certificates of amendment thereto.

VII.3

Copies of all tax returns and financial statements of the Company for the past 3 years.

Article VIII - Dissolution

This Company shall be dissolved with the written consent of all its Members.

Article IX - Annual Report

The Company shall file all annual reports required by Utah Law during the month of its anniversary date of formation as required by Section 48-2b-120, Utah Code Annotated.

Article X - Amendments

The Articles of Organization shall be amended from time to time as required by Section 48-2b-121, Utah Code Annotated.

Article XI - Arbitration

Any controversy or claim arising out of or relating to these Articles, or the breach thereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The decision of the arbitrator(s) shall be final and binding upon the parties, subject to rights pursuant to the Utah Arbitration Act as set out in the Utah Code, section 78-31a-1 through 78-31a-20.

Article XII - Signatures

All members of the Company shall sign these Articles of Organization.

/s/ V. Michael Epperson	/s/ Lori Epperson
V. Michael Epperson	Lori Epperson
Dated this 6th day of August, 1999